UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2008

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 South Service Road, Melville, NY 11747
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 730-2200

Not Applicable
 (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Named Executive Officer Compensation

On April 1, 2008, the Compensation Committee recommended, and the Board of Directors (the “Board”) approved, equity grants to the named executive officers of The Hain Celestial Group, Inc. (the “Company”) and a cash payment to Irwin Simon (the Company’s Chief Executive Officer).

Pursuant to Mr. Simon’s employment agreement, Mr. Simon was entitled to receive 300,000 options on each of July 1, 2005, 2006 and 2007, but these options were never granted. The ungranted options to Mr. Simon have been previously disclosed in filings since 2006. On April 1, 2008, the Board determined that Mr. Simon should receive the equivalent of the Black-Scholes value of the 900,000 options as of April 1, 2008, had they been granted on July 1, 2005, 2006 and 2007 pursuant to Mr. Simon’s employment agreement, aggregating $12 million in total value. Such amount has been split equally such that (a) 472,671 stock options were granted at an exercise price of $30.35 per share (equal to the closing market price on April 1, 2008) with a 7-year term that will vest annually over 4 years, (b) 131,796 shares of restricted stock were granted that will vest annually over 3 years and (c) a cash payment of $4 million will be made. In connection with this determination by the Board, Mr. Simon recommended, and the Board agreed, that the equity components of the award would vest under the same terms as awards to other executives and employees, including potential forfeiture should Mr. Simon decide to leave his position with the Company by virtue of his own decision, despite the provision in Mr. Simon’s employment agreement that called for immediate vesting upon grant. The granting of these awards to Mr. Simon had been deferred due in part the lack of available shares and in part pending the completion of a study on the appropriate manner of settling these awards. During fiscal year 2006 and subsequent periods, the Company has been accruing amounts related to these awards as required under SFAS 123R. Such accrual related only to the July 1, 2006 ungranted options. The Company is currently reviewing the accounting impacts of the Board’s determination.

The Board also determined that Ira Lamel (the Company’s Chief Financial Officer) and John Carroll (the Company’s President of Grocery & Snacks and of Personal Care) should each receive an equity grant with a value of $1 million on the date of grant, to be paid 50% in stock options with a 7-year term that will vest annually over 4 years and 50% in restricted stock that will vest annually over 3 years. Each of Mr. Lamel and Mr. Carroll were granted 59,084 stock options at an exercise price of $30.35 per share (equal to the closing market price on April 1, 2008) with a 7-year term that will vest annually over 4 years, and 16,474 shares of restricted stock that will vest annually over 3 years.

The Board also appointed Michael J. Speiller as Vice President and Chief Accounting Officer. In connection with Mr. Speiller’s appointment, he was granted 7,000 shares of restricted stock that will vest annually over 3 years.

In addition, the Compensation Committee recommended, and the Board approved, grants to non-executive employees aggregating 195,586 shares of restricted stock that will vest annually over 3 years.

Board of Directors Compensation

On April 1, 2008, the Compensation Committee also recommended, and the Board of Directors approved, a grant of 2,500 shares of restricted common stock to each of the Company’s directors (other than Mr. Simon). These shares will vest annually over 3 years, except in the case of restricted shares granted to Mitchell Ring (who did not stand for re-election at the April 1, 2008 meeting); his grant will vest in full upon filing of the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2008.

In addition, the Board determined that each director’s cash compensation going forward would be $53,000 per year, with each committee chair receiving an additional $5,000 per year.

The applicable forms of option agreement, forms of restricted stock agreement and form of notice of grant of restricted stock award are attached as Exhibits 10.1 through 10.6 hereto, and are incorporated by reference herein.

     Item 9.01. Financial Statements and Exhibits.

     (d)  Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

Form of Option Agreement under the Company's Amended and
10.1*	Restated 2002 Long Term Incentive and Stock Award Plan

Form of Option Agreement with the Company's Chief Executive
Officer under the Company's Amended and Restated 2002 Long
10.2*	Term Incentive and Stock Award Plan

Form of Restricted Stock Agreement under the Company's Amended
10.3*	and Restated 2002 Long Term Incentive and Stock Award Plan

Form of Restricted Stock Agreement with the Company's Chief
Executive Officer under the Company's Amended and Restated
10.4*	2002 Long Term Incentive and Stock Award Plan

Form of Restricted Stock Agreement with Mitchell Ring under
the Company's Amended and Restated 2002 Long Term Incentive
10.5*	and Stock Award Plan

Form of Notice of Grant of Restricted Stock Award under the
Company's Amended and Restated 2002 Long Term Incentive and
10.6*	Stock Award Plan

* To be filed via amendment at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April [ ], 2008

THE HAIN CELESTIAL GROUP, INC.
(Registrant)

By: /s/ Ira J. Lamel Name: Ira J. Lamel Title: Executive Vice President and Chief Financial Officer